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Exhibit 10.1

Loan Agreement dated December 10, 2002 between the Operating Partnership and
Equitable Life Insurance Company of Iowa and Security Life of Denver Insurance Company.

LOAN AGREEMENT

by and among

GREAT LAKES REIT, L.P.,
a Delaware limited partnership

and

EQUITABLE LIFE INSURANCE COMPANY OF IOWA,
an Iowa corporation,

and

SECURITY LIFE OF DENVER INSURANCE COMPANY,
a Colorado corporation

Dated as of December 10, 2002

LOAN AGREEMENT

        THIS AGREEMENT is made and entered into as of December 10, 2002 by and among GREAT LAKES REIT, L.P., a Delaware limited partnership ( "Borrower"), and EQUITABLE LIFE INSURANCE COMPANY OF IOWA, an Iowa corporation ("Equitable"), and SECURITY LIFE OF DENVER INSURANCE COMPANY, a Colorado corporation ("Security Life") (collectively "Lender").

WITNESSETH:

        WHEREAS, Borrower, has requested that Lender make that certain loan (the "Loan") to Borrower in the aggregate principal amount of $165,000,000.00, and

        WHEREAS, Lender is willing to make the Loan to Borrower on the terms and subject to the conditions and requirements set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties to this Agreement hereby agree as follows:

DEFINITIONS; CONSTRUCTION

        Definitions. For purposes of this Agreement, the following terms shall have the indicated meanings as set forth below:

          "Affiliate" shall mean any corporation, limited liability company, partnership or other entity which is controlling of, controlled by or under common control with Borrower.

          "Agreement" shall mean this Loan Agreement, as amended, supplemented or modified from time to time.

          "Assignment of Management Agreement" shall mean, the Assignment, Consent and Subordination Regarding Management Agreement executed this date by Borrower in favor of Lender, and any modifications or replacements thereof or therefor.

          "Assignments of Rents and Leases" shall mean the Assignment of Rents and Leases executed this date by Borrower in favor of Lender.

          "Borrower" shall have the meaning given such term in the preamble to this Agreement and shall include its successors and assigns.

          "Business Day" shall mean any day excluding Saturday, Sunday and any other day on which banks in Atlanta, Georgia are customarily closed.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" shall mean any and all of the property which is granted, pledged or assigned to Lender or in which Lender is otherwise granted a Lien to secure the obligations pursuant to any and all of the Security Documents.

          "Default" shall mean any condition or event which, with notice or lapse of time or both, would constitute an Event of Default.

          "Environmental Indemnification Agreement" shall mean collectively the Environmental Indemnification Agreements executed this date by Borrower in favor of Lender, and any extensions, renewals, modifications or replacements thereof or therefor.

          "Event of Default" shall have the meaning provided in Article VII hereof.

          "Improvements" shall mean all improvements constructed on the Land.

          "Land" shall mean, collectively, all of the real property described and defined as "Land" in the Mortgage.

          "Leases" shall have the meaning given such term in the Security Instruments.

          "Lender" shall have the meaning given such term in the preamble to this Agreement and shall include such Persons' successors and assigns.

          "Lien" shall mean any mortgage, deed to secure debt, Mortgage, pledge, security interest, security deposit, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

          "Loan" shall have the meaning given such term in the preamble to this Agreement.

          "Loan Documents" shall mean, collectively, this Agreement, the Note, the Security Documents, and any other certificates or written undertakings of Borrower in favor of Lender delivered contemporaneously with the delivery of this Agreement, other than the Environmental Indemnification Agreement.

          "Material Adverse Effect" shall mean a material adverse effect upon, or a material adverse change in, any of the (i) results of operations, properties, or financial condition of Borrower, (ii) validity, binding effect or enforceability of any Loan Document or the Environmental Indemnification Agreement, or (iii) ability of Borrower to perform its payment obligations or other Obligations under the Loan Documents or the Environmental Indemnification Agreement.

          "Mortgage" shall mean collectively the Mortgages, Security Agreements, Financing Statements, and Fixture Filings executed this date by Borrower for the benefit of Lender, to be recorded in the real estate records of the county where the Property is located, and any extensions, renewals, modifications or replacements thereof or therefor.

          "Note" shall mean collectively, Note A, Note B, Note C and Note D.

          "Note A" shall mean Promissory Note A executed by Borrower and payable to the order of Equitable in the original principal amount of $35,000,000.00 as evidence of a portion of the Loan, and any extensions, renewals, modifications or replacements thereof or therefor.

          "Note B" shall mean Promissory Note B executed by Borrower and payable to the order of Equitable in the original principal amount of $40,000,000.00 as evidence of a portion of the Loan, and any extensions, renewals, modifications or replacements thereof or therefor.

          "Note C" shall mean Promissory Note C executed by Borrower and payable to the order of Security Life in the original principal amount of $50,000,000.00 as evidence of a portion of the Loan, and any extensions, renewals, modifications or replacements thereof or therefor.

          "Note D" shall mean Promissory Note D executed by Borrower and payable to the order of Security Life in the original principal amount of $40,000,000.00 as evidence of a portion of the Loan, and any extensions, renewals, modifications or replacements thereof or therefor.

          "Obligations" shall mean, collectively, all amounts now or hereafter owing to Lender by Borrower pursuant to the terms of or as a result of this Agreement, the Note, or any other Loan Documents or the Environmental Indemnification Agreement, including without limitation, the unpaid principal balance of the Loan and all interest, fees, expenses and other charges relating thereto or accruing thereon, as well as any and all other indebtedness, liabilities, covenants, duties and obligations of Borrower, whether direct or indirect, absolute or contingent, or liquidated or unliquidated, monetary or non-monetary, which may be now existing or may hereafter arise under or as a result of any of the Loan Documents, the Environmental Indemnification Agreement, and together with any and all renewals, extensions, or modifications of any of the foregoing.

          "Person" shall mean any individual, partnership, limited partnership, limited liability company, firm, corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

          "Property" shall mean, collectively, the property, including the Land and all improvements, fixtures and related personal property located thereon.

          "Requirements" shall have the meaning given such term in Section 4.12 hereof.

          "Security Documents" shall mean, collectively, the Security Instruments, the Assignment of Management Agreement, and each other affidavit, certificate, security, mortgage, assignment, financing statements or other collateral document, whether now existing or hereafter executed and delivered in connection with, or securing any or all of, the Obligations.

          "Security Instruments" shall mean, collectively, the Mortgage, the Assignment of Rents and Leases, the UCC Financing Statements, and other security instruments executed this date by Borrower in favor of Lender, to be recorded in the real estate records of the county where the Property is located, and any extensions, renewals, modifications or replacements thereof or therefor.

          "Taxes" shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, now or hereafter imposed or levied by the United States of America, or any state or local government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto other than taxes on the income of Lender.

        Other Definitional Terms.    The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. Any pronoun used herein shall be deemed to cover all genders and all singular terms used herein shall include the plural and vice versa. Unless otherwise expressly indicated herein, all references herein to a period of time which runs "from" or "through" a particular date shall be deemed to include such date, and all references herein to a period of time which runs "to" or "until" a particular date shall be deemed to exclude such date.

LOANS

        Section 1.01    Disbursement.    Subject to the terms and conditions of this Agreement, Lender agrees to advance to Borrower the Loan in accordance with the terms and provisions of the Note.

        Section 1.02    Note; Repayment of Principal and Interest.    Borrower's obligations to pay to Lender the principal of and interest on the Loan shall be evidenced by the Note. The Loan shall bear interest at the rate or rates per annum specified in the Note and such interest shall be calculated and shall be paid and shall accrue in the manner specified in the Note.

ARTICLE II

GENERAL TERMS

        Section 2.01    Fees.    In consideration of Lender's entering into this Agreement and making the Loan hereunder, Borrower agrees to pay (from deposits previously delivered to Lender) to Lender, on the date of the funding of the Loan hereunder, a processing fee in the amount set forth in the Agreement, which processing fee shall be deemed fully earned upon Lender's execution and delivery of this Agreement and the funding of the Loan.

        Section 2.02    Payments, Prepayments and Computations.    Except as may be otherwise specifically provided herein, all payments by Borrower with respect to the Loan or any other Obligations under this Agreement or any of the other Loan Documents or the Environmental Indemnification Agreement shall be made without defense, set-off or counterclaim to Lender not later than 2:00 p.m. (Eastern Time) on the date when due and shall be made in lawful money of the United States of America in immediately available funds. Any payment received by Lender on a non-Business Day or after 2:00 p.m. (Eastern Time) on any Business Day shall be deemed received by Lender at the opening of its business on the next Business Day. Whenever any payment to be made hereunder or under the Note or any of the other Loan Documents or the Environmental Indemnification Agreement shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension. Interest shall be calculated on the basis of a year consisting of 360 days and with twelve thirty-day months, except that interest due and payable for less than a full month shall be calculated by multiplying the actual number of days elapsed in such period by a daily interest rate based on a 360-day year. The Loan may not be prepaid in whole or in part except as specifically provided in the Note.

        Section 2.03    Collateral.    The Obligations shall be secured pursuant to any or all Security Documents. Borrower also shall execute or deliver (or cause to be executed and delivered) any and all financing statements and such other documents as Lender may reasonably request from time to time in order to perfect or maintain the perfection of Lender's Liens under such Security Documents.

        Section 2.04    Agreements Regarding Interest and Other Charges.    Borrower and Lender hereby agree that the only charges imposed or to be imposed by Lender upon Borrower for the use of money in connection with the Loan is and will be the interest required to be paid under the provisions of this Agreement as well as the related provisions of the Note. In no event shall the amount of interest due and payable under this Agreement, the Note or any of the other Loan Documents or the Environmental Indemnification Agreement exceed the maximum rate of interest allowed by applicable law. It is the express intent hereof that Borrower not pay and Lender not receive, directly or indirectly or in any manner, interest in excess of that which may be lawfully paid under applicable law. Any and all charges, fees, and other amounts payable hereunder not identified as "interest" are not intended, and shall not be deemed, to be interest. All interest, and all other charges, fees or other amounts deemed to be interest notwithstanding the preceding sentence, which are paid or agreed to be paid to Lender under this Agreement, the Note or any of the other Loan Documents shall, to the maximum extent permitted by applicable law, be amortized, allocated and spread on a pro rata basis throughout the entire actual term of the Loan (including any extension or renewal period), or at Lender's election and to the extent permitted by applicable law, credited as a payment of principal.

        Section 2.05    Letter of Credit.    In the event Lender requires or agrees to accept a letter of credit with respect to the Loan, said letter of credit, and any extension, renewal, or replacement thereof, shall be an unconditional, irrevocable letter of credit issued by a bank approved by Lender and in substance and form acceptable to Lender. Any such letter of credit shall not contain any conditions for its cashing beyond presentation by its authorized representative. Its term shall be for not less than three

(3) months beyond the end of the time period, or any extension thereof, specified by Lender for satisfaction of such requirement.

        Section 2.06    Prohibition on Dry Cleaners.    Borrower shall not, during the term of the Loan, conduct or permit any tenant to conduct any dry cleaning operations on or at the Property.

        Section 2.07    Property Release Privilege.    Provided no Event of Default (as hereinafter defined) exists, Borrower shall be allowed, subsequent to the Lockout Period in Note A and Note B (as those terms are defined in Note A and Note B, respectively), to partially prepay the Loan, upon thirty (30) days prior written notice to Lender ("Release Request"), and to thereby obtain a partial release of the Mortgage of any parcel of Property securing the Loan (the "Release Privilege") subject to the following conditions:

  (i)
  The total principal amount of the Loan to be funded pursuant to this Agreement is hereby allocated by Lender to each Property comprising the security hereunder in the following initial amounts ("Principal Allocation"), resulting in the following percentages of the total Loan amount ("Allocation Percentage") for each parcel as follows:

PROPERTY		PRINCIPAL ALLOCATION	ALLOCATION PERCENTAGE
(1)	191 Waukegan Building	$2,850,000	1.73%
(2)	823 Commerce Building	$3,240,000	1.96%
(3)	Arlington Business Center
	(a) 3455 Salt Creek Lane	$1,578,000	0.96%
	(b) 3550 Salt Creek Lane	$1,532,000	0.92%
(4)	Bannockburn Corporate Center	$18,820,000	11.41%
(5)	Centennial Center	$20,120,000	12.19%
(6)	Highpoint Business Center
	(a) 165 Hansen Court	$1,162,000	0.70%
	(b) 175 Hansen Court	$1,162,000	0.70%
	(c) 185 Hansen Court	$1,906,000	1.16%
(7)	Kensington Corporate Center	$3,780,000	2.29%
(8)	Lisle Office Center	$9,180,000	5.56%
(9)	One Century Centre	$12,915,000	7.83%
(10)	1111 Touhy Building	$6,490,000	3.93%
(11)	Brookfield Lakes Corporate Ctr
	(a) 150 Patrick Boulevard	$1,908,000	1.16%
	(b) 175 Patrick Boulevard	$1,639,000	0.99%
	(c) 250 Patrick Boulevard	$1,818,000	1.10%
(12)	Corporate Woods	$2,995,000	1.82%
(13)	One Riverwood Place	$7,690,000	4.66%
(14)	Two Riverwood Place	$6,885,000	4.17%
(15)	777 Eisenhower Building	$16,365,000	9.92%
(16)	Tri-Atria Center	$15,985,000	9.69%
(17)	Court International	$18,825,000	11.41%
(18)	Princeton Hill Corporate Center	$6,155,000	3.73%

	TOTAL	$165,000,000	100.00%

    As monthly installments of principal and interest are made in accordance with the terms and conditions of the Note and Loan Documents, the outstanding principal balance of Note A, Note B, Note C and Note D will reduce in accordance with the amounts paid pursuant to the terms of subparagraph (i) of this Section 3.07 above (and/or any exercised options under

    Section 3.08 of this Agreement and the Conversion Section and the Fixed Rate Section, as those terms are defined in the Note), and such that the combined principal balance is thereby reduced (subject to the Available Line, as defined below). Each of the eighteen (18) parcels listed in Schedule I attached hereto and made a part hereof serves as collateral for the entire Loan. Accordingly, in order to release a particular parcel of the Property, the Borrower must pay a Release Price, as hereinafter defined, plus any applicable prepayment premium determined in the manner set forth below.

  (ii)
  Promptly following Lender's receipt of Borrower's Release Request, Lender shall determine the release price (the "Release Price") payable for each parcel of Property, which shall be an amount equal the product of multiplying a release factor of one hundred ten percent (110%) ("Release Factor") (except as otherwise provided in subparagraph (viii) of this Section 3.07 times the combined outstanding principal balance of Note A, Note B, Note C and Note D (inclusive of any undrawn but available funds under the Note D revolving line of credit up to the Revolver Limit, hereinafter the "Available Line") times the Allocation Percentage for the particular parcel of the Property proposed to be released. For example, if Borrower submitted a request for a release of Property (1) 191 Waukegan Building in accordance with the conditions herein set forth, the calculation would be as follows:
(a)	Release Price =	Combined Outstanding Principal Balance of Note A, Note B, Note C and Note D (plus the Available Line) x 110% x Allocation Percentage
(b)	Assuming a combined principal balance (plus Available Line) of $150,000,000, the Property (1) Release Price would be calculated as:

$150,000,000 x 1.10 x 1.73%: or $2,854,500

  (iii)
  In addition to the Release Price, Borrower also shall pay to Lender, simultaneously with the Release Price, the applicable Note A, Note B, Note C or Note D Prepayment Premium (and/or Fixed Prepayment Premium, if applicable) on such Release Price calculated in accordance with the prepayment privilege (and/or Fixed Prepayment Premium, if applicable) terms as set forth in the applicable Note, as provided in subparagraph (iv) in this Section 3.04;

  (iv)
  Except as otherwise herein provided, Borrower shall have the right to apply the Release Price to the Loan in such manner as Borrower may determine in its sole discretion.

  (a)
  The Release Price will first be applied to Note C, until Note C is paid in full.

  (b)
  In the event any of Note A, Note B or Note D is paid down by application of a Release Price below an outstanding principal amount of $5,000,000, thereafter payment of any further Release Price shall be applied to such note until such note is paid in full.

  (c)
  In the event the Release Price is applied to Note D, notwithstanding the principal balance of Note D then outstanding under the revolving line of credit, the Release Price shall be first used to reduce, permanently, the outstanding credit line available to Borrower, lowering the Revolver Limit (for example, if the balance of Note D is $8,000,000 with another $32,000,000 available to be drawn at the time of the release and the Release Price to be applied to Note D is $4,000,000, the Revolver Limit shall first be reduced from $40,000,000 to $36,000,000 and $8,000,000 may remain outstanding, with the Borrower to retain the proceeds after Lender's costs and expenses are paid in accordance herewith)(for further example, if the balance of Note D is $35,000,000 with another $5,000,000 available to be drawn at the time of the release and the Release Price to be applied to Note D is $7,000,000, the Revolver Limit shall first be reduced from 40,000,000 to $33,000,000 and $2,000,000 of the Release Price shall be paid to Lender to be applied to reduce the principal balance of Note D to the lowered Revolver Limit, with the remaining proceeds to be retained by Borrower after Lender's costs and expenses are paid in accordance herewith).

  (v)
  After the Lender has applied the Release Price to the Loan, Lender shall redetermine and reallocate the Allocation Percentages for the remaining parcels of Property, in its sole discretion, and shall advise Borrower in writing within thirty (30) days of receipt of the Release Request as to the amounts of the reallocated Allocation Percentages.

  (vi)
  Borrower shall pay all costs, fees and expenses associated with the Release Privilege, including without limitation, 100% of all attorneys' fees and expenses incurred by or on behalf of Lender in connection therewith, and all such sums shall be due and payable on the date of closing of the release and delivery of the release documentation by Lender;

  (vii)
  Borrower shall provide Lender with an endorsement to its loan title policy with respect to the remaining parcels in form and substance satisfactory to Lender in its sole discretion insuring the Loan through the date and time of recording of the release and modification instrument, with no new exceptions since the original Loan closing unless approved by Lender in writing. To the extent that a released Property adjoins a remaining parcel or shared common areas, parking, utilities or amenities or services with a remaining parcel of Property, such endorsement will also (a) insure that the remaining Property has access to the same publicly dedicated streets as it did prior to the release, and (b) amend the legal description to include only the remaining parcels. The remaining parcel shall also be in full compliance with all applicable laws (including, without limitation, zoning and subdivision laws) and shall be a separate tax parcel; and

  (viii)
  Notwithstanding the provisions of subparagraph (ii) above, the Release Factor on the first $15,000,000 in principal of the Loan in the aggregate shall be at a Release Factor of 100% rather than 110%.

        Section 2.08    Substitution of Collateral.    Notwithstanding the provisions of this Agreement or any of the Loan Documents to the contrary, Borrower may submit a written request ("Substitution Request"), upon at least ninety (90) days prior notice, that Lender permit a substitution (each a "Substitution") of a substitute property (each a "Substitute Property") (which previously has not been the subject of inclusion in the collateral for the Loan) for any individual Property on Schedule I (in such capacity a "Replaced Property") upon and subject to the following terms and conditions:

    (a)
    Borrower must submit a Substitution Request, identifying the proposed Substitute Property and the proposed Replaced Property at least ninety (90) days prior to the proposed closing date for the Substitution. Lender shall evaluate the request for the proposed Substitution and the proposed Substitute Property pursuant to its then customary underwriting and pricing criteria. The amount of the "Principal Allocation" Lender would determine to allocate to the Substitute Property must be at least equal to the amount of the then remaining Principal Allocation for the proposed Replaced Property, and the loan-to-value ratio for the Lender's proposed Principal Allocation for the Substitute Property, based upon a current MAI appraisal in accordance with subparagraph (b) below, must be at least equal to the then current loan-to-value ratio for the proposed Replaced Property. In its underwriting and pricing analysis, Lender may review items such as, but not limited to, location, occupancy, lease term, rollover, tenant exposure and tenant's credit.

    (b)
    The owner of the Substitute Property must be the Borrower (such that the Substitute Property is owned 100% by the same entity as owns all the collateral constituting the Property). No special purpose properties will be permitted (for example, hotels, health or senior care facilities, or mobile home parks). The Substitute Property must be located in the continental United States and may not be located in Texas, Florida or New York.

    (c)
    Lender in its sole discretion shall acknowledge within ten (10) business days of the Lender's receipt of the Substitution Request whether the proposed Substitute Property appears to be acceptable to permit the Substitution. If in the Lender's sole discretion it is determined that the proposed Substitute Property is equal to or greater in value and quality than the Property, then Lender, through its loan correspondent, Northmarq Capital Inc. will process the Borrower's formal request for Substitution. The proposal will be reviewed by and presented to Lender's and ING Investment Management LLC's investment review committees pursuant to each of their then current commercial mortgage loan policies, practices, standards and procedures. If the investment review committee approves the formal request for Substitution, the Substitution will be subject to the other conditions outlined herein.

    (d)
    No more than two (2) Substitution Requests shall be considered in any calendar year for the entire Loan.

    (e)
    Borrower shall not be permitted to request and close more than a total of nine (9) Substitutions during the Loan term.

    (f)
    Borrower shall pay a processing fee to Lender equal to $25,000 at closing of each approved Substitution. A "Substitution Deposit" of $5,000 shall be required with submission of a Substitution Request, which deposit shall be applied to the processing fee at closing of the Substitution. The deposit and processing fee contemplated by this subparagraph are in addition to attorneys' fees and expenses incurred in the documentation of such Substitution and in the review of due diligence.

    (g)
    All improvements on the Substitute Property shall have been completed in a good and workmanlike manner and in compliance, in all material respects, with all applicable governmental requirements. The Substitute Property must be lien free and all land, improvements and personal property must be paid for in full.

    (h)
    The appraised fair market "As Is" value of the Substitute Property shall be equal to or greater than the greater of (x) the then appraised fair market value, or gross sales proceeds, as the case may be, of the Replaced Property, and (y) the original appraised value of the Replaced Property as set forth in the appraisal delivered to Lender in connection with the closing of this Loan. The fair market "As Is" value of the Replaced Property and Substitute Property shall be determined by a firm of appraisers selected by Northmarq Capital Inc. and approved by the Lender, based on an MAI appraisal satisfactory to Lender, dated not more than ninety (90) days prior to the closing of the Substitution. All costs of such appraisals shall be paid by the Borrower on or prior to the closing of the Substitution. Lender shall have the right to readjust the Principal Allocations and Allocation Percentages for all eighteen (18) properties (or such number remaining if the Release Privilege previously has been exercised). The Release Factor set forth in Section 3.07 subparagraph (i) above shall remain the same upon closing of the Substitution.

    (i)
    The actual net operating income relating to the Substitute Property (based upon the trailing twelve (12) month financial results or such shorter period, as Lender deems appropriate, for a Substitute Property opened for less than one year) shall equal or exceed the actual net operating income relating (based upon the trailing twelve (12) month financial results or such shorter period, as Lender reasonably deems appropriate, for any Substitute Property opened for less than one year) to the Replaced Property.

    (j)
    Lender's outside counsel shall prepare and Borrower shall execute (1) amendments to the Loan Documents and this Agreement, and (2) all Loan Documents Lender shall deem appropriate, including, but not limited to, any new Mortgage, assignment of rents and leases, environmental indemnities, etc. relating to the Substitute Property (all of which documentation shall be substantially in the form of the applicable documents executed in connection with the Loan with such changes thereto as Lender reasonably deems appropriate to reflect the terms and circumstances of the Substitution and Substitute Property) (collectively, the "Substitute Loan Documents"). The Substitution Loan Documents shall be cross-defaulted and cross-collateralized with the existing Loan Documents for the Loan.

    (k)
    Borrower shall be required to supply for Lender's review and approval due diligence materials relating to the Substitute Property prior to closing of the Substitution including those items required for closing of this Loan, and such other materials as may then be customarily required as part of its then current commercial loan closing policies, procedures, standards and practices for properties of similar type and in similar locations as the Substitute Property, including, without limitation, a current as-built ALTA survey, proof of adequate insurance, title insurance in conformance with the requirements for the closing of this Loan, proof of compliance with governmental regulations, tenant estoppel certificates, subordination, non-disturbance and attornment agreements. The Lender shall, at the Borrowers' sole cost and expense, receive for its review and approval all additional due diligence materials in any way relating to the Substitute Property, including but not limited to, appraisal, hazardous substance report and engineer report, and seismic report if located in an area where Lender customarily requires such reports as part of its due diligence prior to making a mortgage loan as required by Lender in its sole discretion. The items listed in this subparagraph are not exhaustive.

    (l)
    The Substitute Loan Documents, financing statements, and other instruments required to perfect the liens in the Substitute Property and all collateral under such documents shall be recorded, registered and filed (as applicable) in such manner as may be required by law to create a valid, perfected lien and security interest with respect to the Substitute Property and the personal property related thereto. The liens created by the Substitute Loan Documents shall be first liens and security interests on the Substitute Property and the personal property related thereto, subject only to such exceptions as Lender shall approve in its sole discretion. At closing of the Substitution, the Borrower shall have good and marketable title to the Substitute Property and good and valid title to any personal property located thereon or used in connection therewith, in each case satisfactory to the Lender. The title policies to the remaining parcels of Property in the Loan must also be endorsed to bring forward the effective dates thereof through the dates and times of recording of the modification instruments and showing no new exceptions since the original Loan closing unless approved by Lender in writing and continuing all coverage provided in the original Loan title policies.

    (m)
    Lender shall receive (1) a confirmation and reaffirmation of all Loan Documents by the Borrower for the other properties in the Loan, (2) a consent to such Substitution by any guarantors or indemnitors, if any, and (3) such other instruments and agreements and such certificates and opinions of counsel, in form and substance satisfactory to the Lender in connection with such Substitution as it may reasonably request.

    (n)
    Borrower shall be responsible for all documentary stamp and intangible taxes on the Substitution and the Mortgage encumbering the Substitute Property and all other parcels of Property in the Loan that shall arise in connection with such Substitution. Lender shall require payment of all such documentary stamp and intangibles taxes required by law and authorities having jurisdiction as a condition of closing the Substitution and the corresponding loan modifications to the Loan, regardless of whether the taxing authority imposes taxes duplicative of those incurred at the original closing on the original eighteen (18) parcels securing the Loan.

    (o)
    No Event of Default shall have occurred and be continuing hereunder or under any other Loan Documents for the Loan on the date of Substitution Request or at closing of the Substitution.

    (p)
    Lender shall be satisfied that no material adverse change in the financial condition, operations or prospects of Borrower (or general partner or limited partner as applicable) has occurred after closing of this Loan. No Substitution shall be permitted if Borrower, at the time of the Substitution is insolvent, as such term is defined in the U.S. Bankruptcy Code, or if the Substitution shall render the Borrower insolvent. Borrower shall provide sufficient audited, if available, or unaudited statements of its financial affairs including, but not limited to, balance sheets and income and expense statements all accurately describing its financial condition of a date no later than three (3) months prior to the Substitution.

    (q)
    The Borrower shall pay all reasonable out-of-pocket costs and expenses incurred in connection with any such Substitution and the reasonable out-of-pocket fees and expenses incurred by Lender, its outside counsel and its loan correspondent and servicer in connection therewith. Without limiting the generality of the foregoing, the Borrower shall, in connection with, and as a condition to, each Substitution, pay the reasonable fees and expenses of Lender's counsel, the reasonable fees and expenses of Lender's engineers, appraisers, construction consultants, insurance consultants and other due diligence consultants and contractors, recording charges, title insurance charges, and documentary stamp and/or mortgage or similar taxes, transfer taxes.

    (r)
    In the event the Substitute Property has not been identified prior to the sale of the Replaced Property, Lender will allow Borrower to post an unconditional, irrevocable Letter of Credit ("LC") in accordance with all requirements of Section 3.05 until a Substitute Property is added to the security, provided that the Loan to value (including any available funds under the revolving line of credit) of the remaining Properties securing the Loan, as determined by Lender in its sole discretion, does not exceed seventy percent (70%). The amount of the LC will be equal to the Release Price for the Replaced Property, as calculated in Section 3.07 above. If a Substitute Property meeting all the requirements of this Section 3.08 is not added to the security within twelve (12) months of the release of the Replaced Property, Lender will have a right to draw on the LC and apply the proceeds to the Loan pursuant to Section 3.07 herein. Borrower shall have the ability to use an LC for up to two (2) of the permitted Substitutions during the entire term of the Loan. The combined total of any outstanding LCs permitted under this Section shall not exceed $20,000,000.

    (s)
    Any LC used pursuant to Subparagraph (r) would be additional collateral for the Loan for the entire term. In the event of default, Lender will be entitled to draw the LC in whole or in part and apply the amount so drawn to the indebtedness under the Loan and/or to the cure of any such default in such order and portions as Lender may elect in its sole and absolute discretion. No such election to draw and/or application of funds shall be deemed an election of remedies or a cure of Borrower's default (or general partner or limited partner's default, as applicable). All rights and remedies of Lender shall be cumulative.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        Borrower hereby represents and warrants to Lender as follows:

        Section 3.01    Organization; Authorization; Valid and Binding Obligations.    Borrower is a limited partnership duly organized and validly existing under the laws of the state of its organization. Great Lakes REIT, a Maryland real estate investment trust (the "General Partner"), is the General Partner of Borrower. General Partner is qualified as a foreign corporation to do business in Illinois, Michigan, Wisconsin, Ohio, and Minnesota, but only if such applicable laws require it to so qualify and recognize REITs. Borrower is duly qualified and authorized to do business and is in good standing in all other states and jurisdictions where the ownership of property or the nature of the business transacted by it, makes such qualification necessary, including, without limitation, the state where the Property is located. Borrower has all requisite power and authority to execute and deliver the Loan Documents and the Environmental Indemnification Agreement, to perform its obligations under such Loan Documents and the Environmental Indemnification Agreement and to own its property and carry on its business. The Loan Documents and the Environmental Indemnification Agreement have been duly authorized by all requisite corporate, partnership or other action on the part of Borrower and duly executed and delivered by authorized officers, partners or other representatives (as the case may be) of Borrower. Each of the Loan Documents and the Environmental Indemnification Agreement constitutes a valid obligation of Borrower, legally binding upon and enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

        Section 3.02    Financial Statements.

        (a)  Borrower covenants and agrees that it will keep and maintain books and records of account, or cause books and records of account to be kept and maintained in which full, true and correct entries shall be made of all dealings and transactions relative to the Property, which books and records of account shall, at reasonable times during business hours and on reasonable notice no more than twice per year for each individual property, be open to inspection by Lender and Lender's accountants and other duly authorized representatives. Such books of record and account shall be kept and maintained either:

    (i)
    In accordance with generally accepted accounting principles consistently applied; or

    (ii)
    In accordance with a cash basis or other recognized comprehensive basis of accounting consistently applied.

        (b)  Borrower covenants and agrees to furnish, or cause to be furnished to Lender, annually, within ninety (90) days following the end of each fiscal year of Borrower a copy of a report of the operations of the Property, including a balance sheet and supporting schedules and containing a detailed statement of income and expenses and a current rent roll of the Property. Borrower shall simultaneously deliver to Lender an unaudited financial statement of Borrower, prepared in accordance with the accounting requirements set forth above, certified by the Borrower, or by the chief financial officer, manager or the managing general partner of any corporate, limited liability company or partnership Borrower. Each report or statement shall be certified as correct in all material respects by the appropriate party. The aforementioned financial reports and statements shall be prepared by a certified public accountant acceptable to Lender.

        (c)  If Borrower omits to deliver, or to cause to be delivered, as required any report or statement required by this Section 4.02, and said omission is not cured by Borrower within sixty (60) days after written notice of such omission has been given by Lender to Borrower, Lender may elect, in addition to exercising any remedy for an Event of Default hereunder and as provided for in the Security Instruments, to make an audit of all books and records of Borrower including their respective bank accounts which in any way pertain to the Property, and, in such event, Borrower shall cause such books and records to be made available to Lender upon request, and to prepare the statement or statements which Borrower failed to procure and deliver. Such audit shall be made and such statement or statements shall be prepared by an independent certified public accountant to be selected by Lender. Borrower shall pay all reasonable expenses of the audit and other services, which expenses shall be secured by the Security Instruments as additional Indebtedness and shall be immediately due and payable with interest thereon at the Default Rate of interest as set forth in the Note and shall be secured by the Security Instruments.

        Section 3.03    Actions Pending.    There is no action, suit, investigation or proceeding pending or, to the knowledge of Borrower, threatened against Borrower, any properties, assets or rights of Borrower other than the Property, by or before any court, arbitrator or administrative or governmental body that would have a material adverse effect on Borrower if resulting in a decision not in favor of Borrower. There is no action, suit, investigation or proceeding pending, or, to the knowledge of Borrower, threatened against the Property, by or before any court, arbitrator or administrative or governmental body involving an amount in controversy exceeding $100,000 except as set forth in Schedule 4.03 attached hereto.

        Section 3.04    Title to Land.    The Land is free and clear of all liens and encumbrances, except for the Loan Documents and except as specifically set forth in the mortgagee title policy(ies) delivered to Lender in connection with the Loan, and except for unrecorded leases provided to Lender.

        Section 3.05    Taxes.    Borrower has filed all federal, state and other income tax returns prior to the required filing date which, to the knowledge of Borrower, are required to be filed, and has paid all Taxes as shown on such returns and on all assessments received by it to the extent that such Taxes have become due, except such Taxes as are not due or which are being contested in good faith by Borrower by appropriate proceedings for which adequate reserves have been established in accordance with sound accounting practices consistently applied or by any tenant under any Leases, in which case such contest is being conducted as permitted pursuant to the applicable Lease(s).

        Section 3.06    Conflicting Agreements and Other Matters.    Neither the execution nor delivery of this Agreement, nor fulfillment of or compliance with the terms and provisions of this Agreement, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (other than any Lien arising under any Loan Document) upon the Property or any other properties or assets of Borrower, the charter or by-laws or other organizational documents of Borrower, any award of any arbitrator or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which Borrower, the Property or any other properties or assets of Borrower is subject.

        Section 3.07    Governmental Consent.    Except for any recording or filing which may be required by applicable law to perfect or maintain the perfection of Lender's Liens in the Collateral, no consent, approval or authorization of, or declaration or filing with, any governmental authority is required for the valid execution, delivery and performance by Borrower of the Loan Documents or the Environmental Indemnification Agreement or the consummation of any of the transactions contemplated by the Loan Documents.

        Section 3.08    Disclosure.    To Borrower's knowledge, neither this Agreement nor any other document, certificate or statement furnished to Lender by Borrower in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not materially misleading.

        Section 3.09    Organization Documents.    Borrower has been formed, and is existing pursuant to the terms of that certain Limited Partnership Agreement and a Certificate of Limited Partnership filed with the Office of Secretary of State of Delaware, as listed on Exhibit "A", copies of which have been delivered by Borrower to Lender.

        Section 3.10    Improvements.    All certificates, permits and licenses required in connection with the ownership, operation and occupancy of the Property have been issued and are in full force and effect.

        Section 3.11    No Default.    The Loan Documents and the Environmental Indemnification Agreement have been complied with and are in full force and effect and no defaults or events of default exist thereunder; Borrower has no knowledge of any facts or circumstances, which with the giving of notice or passage of time (or both) would constitute a default or event of default thereunder, and all obligations and agreements required to be performed by Borrower thereunder have been performed.

        Section 3.12    Compliance with Requirements.    To the best of Borrower's knowledge, the Improvements have been constructed free from faults and defects, and in all material respects conform to and comply with all valid and applicable laws, ordinances, regulations and rules of all governmental entities having jurisdiction over, and all covenants, conditions, restrictions and reservations affecting the Land and the Improvements (the "Requirements"). Borrower has no knowledge of any noncompliance (either substantial or unsubstantial) of the Improvements with any of the applicable Requirements.

        Section 3.13    Condition of Land and Improvements.    Neither the Land nor the Improvements have been injured or damaged by fire or other casualty which has not been restored.

        Section 3.14    Personalty.    Except as otherwise expressly provided in the Leases, title to all goods, materials, supplies, equipment, machinery and other personal property and fixtures used in the operation or maintenance of the Property, is vested in Borrower free and clear of all liens, encumbrances and security interests, other than the lien and security interest of the Security Instruments, and Borrower has not executed any security agreement, purchase order or other contract or agreement under which any person or other entity is granted or reserves the right to retain title to, remove or repossess any of such goods, materials, supplies, equipment, machinery or other personal property or fixtures.

        Section 3.15    Zoning.    Under the applicable zoning ordinance of each jurisdiction in which each parcel of Land is located, each parcel of Land is zoned in a zoning classification that permits the use of the Land and Improvements for all purposes as currently used, without any conditions other than with respect to which such conditions have been complied in full and without exception. Furthermore, to the best of Borrower's knowledge, in the event the Improvements were damaged or destroyed, the Improvements could be restored or reconstructed as they now exist without the requirement of any zoning variance or waiver.

        Section 3.16    Restrictions.    To the best of Borrower's knowledge, the Land is not subject to: (i) any use or occupancy restrictions, except those imposed by applicable zoning laws and regulations, except any such restrictions described in the mortgagee title policy(ies) delivered to Lender in connection with the Loan and those restrictions set forth in the Security Instruments; (ii) special taxes or assessments; (iii) utility tap-in fees, except those generally applicable throughout the tax districts in which the Land is located; or (iv) charges or restrictions, whether existing of record or arising by operation of law, unrecorded agreement, the passage of time or otherwise, except any such charges or restrictions described in the mortgagee title policy(ies) delivered to Lender in connection with the Loan.

        Section 3.17    Status of Service Contracts.    Borrower is not in default under any development, management, service or other agreements and contracts relating to the operation or management of the Property in a manner which could reasonably be expected to have a Material Adverse Effect; there is no material default on the part of any other party to any of such contracts, there is no material default of Borrower under any such contracts or the existence of any facts or circumstances, which with the giving of notice or passage of time (or both), would constitute a material default under any of such contracts, which defaults could reasonably be expected to have a Material Adverse Effect. Such contracts have not been modified or amended in any material respect since the date true and correct copies of the same were delivered to Lender by Borrower. Borrower has not done or omitted to do any act so as to be estopped from exercising any of its rights under any of such contracts, and there is no assignment of any of Borrower's rights under any of such contracts to any person or entity, other than Lender.

        Section 3.18    Status of Leases.    To its knowledge, Borrower is not in default under any of the Leases, and there is no default on the part of any other party to any Lease, which defaults could reasonably be expected to have a Material Adverse Effect. None of the Leases have been modified or amended in any material respect since the date true and correct copies of the same were delivered to Lender by Borrower. Borrower has not done or omitted to do any act so as to be estopped from exercising any of its rights under any of the Leases, and there is no assignment of any of Borrower's right under any of such contracts to any person or entity other than Lender.

        Section 3.19    Encroachments.    Except as shown on those certain surveys previously delivered to Lender in connection with the Loan, there are no encroachments on the Land; there are no strips or gores within or affecting the boundaries of the Land; and all Improvements are situated entirely within the boundaries of the Land and within any applicable building lines.

        Section 3.20    Access.    All streets and roads necessary for access to the Land have been completed, dedicated to public use and accepted for maintenance for all necessary governmental entities.

        Section 3.21    Availability of Utilities.    Except as set forth in that certain Certificate of Borrower executed and delivered in connection herewith, all utility facilities and services necessary for the full use, occupancy and operation of the Improvements are available to the Land through public or private easements or rights-of-way at the boundaries of the Land, including, without limitation, water, storm and sanitary sewer, electricity and telephone.

        Section 3.22    Brokerage Commissions.    All real estate and land brokerage commissions payable in connection with the acquisition of the Land, construction of the Improvements and the Loan, and all brokerage commissions or finders fees due and payable in connection with the current terms of any of the Leases, have been paid in full, or will be paid in full upon the execution of this Agreement.

        Section 3.23    Composition of Property.    Subject to the matters disclosed in the title policies delivered to Lender in connection with the Loan, the Property includes all improvements and land, and other estates and rights (including, without limitation, any appurtenant easement rights and covenants and restrictions) which are necessary to allow for the continued use thereof as apartments, or other uses presently in effect as of the date of this Agreement, and as may be required by any of the Requirements, or to satisfy all tenant requirements under the Leases.

ARTICLE IV

COVENANTS

        For so long as this Agreement is in effect, and unless Lender expressly consents in writing to the contrary, Borrower covenants and agrees to comply with the following covenants:

        Section 4.01    Operating Statements and Rent Roll.    Borrower shall deliver to Lender operating statements and rent rolls as required in Section 4.02 hereof.

        Section 4.02    Books and Records.    Borrower shall keep its books, records and accounts in accordance with accepted industry standards and as required hereunder and under the Loan Documents.

        Section 4.03    Maintenance of Existence, Properties, Licenses, Etc.    Except to the extent otherwise permitted hereby, Borrower will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the corporate, partnership or other legal existence of Borrower and the patents, trademarks, service marks, trade names, service names, copyrights, licenses, leases, permits, franchises and other rights, that continue to be useful in some material respect to the business of Borrower or to the operation of the Property, and at all times maintain, preserve and protect all licenses, leases, permits, franchises and other rights that continue to be useful in some related in some material respect to the business of Borrower or to the operation of the Property.

        Section 4.04    Payment of Taxes and Claims.    Borrower will pay and discharge or cause to be paid and discharged all Taxes, assessments and governmental charges or levies imposed upon it or upon its respective income and profits or upon any of its property, real, personal or mixed or upon any part thereof, before the same shall become in default as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a Lien or charge upon such properties or any part thereof, provided that Borrower shall not be required to pay and discharge or cause to be paid and discharged any such Tax, assessment, charge, levy or claim so long as the validity thereof shall be timely contested in good faith by appropriate proceedings and it shall have set aside on its books adequate reserves with respect to any such Tax, assessment, charge, levy or claim, so contested; provided, further, that payment with respect to any such Tax, assessment, charge, levy or claim shall be made before the Property or any other property or assets of Borrower shall be seized or sold in satisfaction thereof, and provided, further, that, with respect to any Taxes that constitute a Lien, Borrower shall provide to Lender adequate security in connection therewith, as determined by Lender in its discretion.

        Section 4.05    Parking Requirements.    At all times during the terms of the Loan, there shall be sufficient parking spaces to satisfy requirements of all Leases, parking or cross-parking agreements, and applicable zoning requirements and other Requirements.

        Section 4.06    Expenses.    Borrower shall pay all cost, fees, documentary stamp taxes, intangibles taxes and charges of closing of the Loan, including, without limitation, Lender's attorneys' fees, recording costs, environmental audit costs, survey and appraisal costs, title examination fees, and title insurance premiums.

        Section 4.07    Indemnity.    Borrower covenants and agrees to indemnify and hold Lender harmless from and against any and all claims for brokerage fees or commissions with respect to the making or consummation of the Loan, and all claims, actions, suits, proceedings, costs, expenses, losses, damages and liabilities of any kind, including but not limited to attorneys' fees, expenses, penalties and interest, which may be asserted against or incurred by Lender by reason of any matter relating directly to the Loan, and arising out of the ownership, condition, development, construction, sale, rental or financing of the Property or any part thereof, other than to the extent arising as a direct result of the gross negligence or willful misconduct of Lender. The foregoing indemnity shall survive the payment and performance of all Obligations to Lender under the Loan Documents, and should Lender incur any liability for or in defense of any of the foregoing matters, the amount thereof (and all costs, expenses and attorneys' fees incurred by Lender in connection therewith) shall be added to the principal amount of the Loan and shall bear interest at the Default Rate (as defined in the Note) to the extent permitted by applicable law. Furthermore, Borrower covenants that, upon notice from Lender that any action or proceeding has been brought against Lender by reason of any such matters, Borrower shall promptly resist or defend such action or proceeding in a manner satisfactory to Lender at Borrower's expense.

        Section 4.08    Fiscal Year.    Borrower shall not change its fiscal year except upon prior written notice to Lender.

        Section 4.09    Estoppel Certificates.    Borrower shall, from time to time, upon request by Lender, promptly execute, acknowledge and deliver to Lender a certificate of Borrower stating the amount of principal and interest then owing on the Obligations, whether or not any setoffs or defenses exist with respect to all or any part of the Obligations, and, if any such setoffs or defenses exist, stating in detail the specific facts relating to each such setoff or defense. Any such certificate may be relied upon by any prospective assignee of Lender.

        Section 4.10    Replacement of Note.    Upon receipt of notice from Lender of the loss, theft, destruction or mutilation of the Note, Borrower shall execute and deliver, in lieu thereof, a replacement note identical in form and substance to the Note and dated as of the date of the Note, except that such replacement note shall state on its face that it is a replacement and upon such execution and delivery all references in the Loan Documents and the Environmental Indemnification Agreement, or in the loan documents and the environmental indemnification agreements for the Affiliate Loans, to such Note so replaced shall be deemed to refer to such replacement note.

        Section 4.11    Notification of Name Change; Location.    Borrower shall furnish Lender with notice of any change in Borrower's name or address or principal place of business within fifteen (15) days of the effective date of such change, and Borrower shall promptly execute any financing statements or other instruments deemed necessary by Lender to prevent any filed financing statement from becoming misleading or losing its perfected status.

        Section 4.12    No Joint Venture.    Neither the provisions of any of the Loan Documents or the Environmental Indemnification Agreement nor the acts of the parties thereto shall be construed to create a partnership or joint venture between Borrower and Lender.

        Section 4.13    Loans by Partners and Affiliates.    Borrower agrees that any loan or other advance heretofore or hereafter made to Borrower by a partner, member or any Affiliate shall be subordinate in all respects to the Loan, and Borrower agrees that, following any Event of Default, and until repayment of the Obligations, Borrower shall make no repayment to the partner, member or Affiliate of any such loan or advance.

        Section 4.14    Waiver Regarding Wisconsin Mortgage Banking Act.    To the fullest extent permitted by applicable law, Borrower hereby waives any and all rights of action, claims, defenses, offsets, counterclaims, suits, demands or other actions against Lender arising out of, or in connection with, the Wisconsin Banking Act, Wis. Stat. §224.71 et seq., or any failure or alleged failure of Lender to comply therewith.

ARTICLE V

FURTHER DISBURSEMENTS

        Section 5.01    Further Disbursements.    Borrower agrees that Note A, Note B and Note C have been fully disbursed by Lender, and that Lender shall have no further duty or obligation to make any additional advances or disbursements to Borrower under Note A, Note B or Note C.

        Section 5.02    Note D is Revolving Line of Credit.    Note D evidences a revolving line of credit. The principal of Note D may be drawn, repaid and redrawn in accordance with the terms of Note D. Notwithstanding anything in Note D to the contrary, the funds available under Note D will be restricted as follows. At a gross rent from all Property (excluding tenant reimbursements) on a annualized basis (the "Base Rent") of $35,500,000 the available funds under the Note D will be $25,000,000. The available funds will increase by $3.75 for each additional dollar of Base Rent in excess of $35,500,000 up to the Revolving Limit. Eight buildings are currently rented on a net basis

(Bannockburn Corporate Center, Centennial Center, Highpoint Business Center, Kensington Corporate Center, One Riverwood, Two Riverwood, Court International and Princeton Hill Corporate Center). For determining the Base Rent for all new leases not represented on Exhibit E to the Application dated September 27, 2002 between Borrower and Lender, as amended, if a gross lease is signed on space within a net lease building the expense stop stated within the lease (or $8.11/SF if the lease does not have an expense stop) will be deducted from the stated Base Rent within the lease to determine the annual qualifying Base Rent for the above calculation. If a net lease is signed in a gross rent building (i.e. the remaining 10 properties) $8.17 per square foot will be added to the annual net rental rate for the purpose of the calculation. In determining the annual Base Rent, any rent from the space occupied by AT&T in the One Century Centre building will be excluded.

ARTICLE VI

EVENTS OF DEFAULT

        Section 6.01    Events of Default.    Each of the following events shall constitute an Event of Default under this Agreement:

          (a)  The occurrence of an Event of Default under the Security Instruments or any of the other Loan Documents or the Environmental Indemnification Agreement;

          (b)  Should any Default occur in the performance or observance of any term, condition or provision contained in this Agreement which does not relate to the nonpayment of any monetary sum, which Default shall continue for thirty (30) days after the Lender gives Borrower written notice thereof or within such longer period of time, not exceeding an additional sixty (60) days, as may be reasonably necessary to cure such non-compliance if Borrower is diligently and with continuity of effort pursuing such cure and the failure is susceptible of cure within an additional period of sixty days; provided, however, no notice and cure rights shall be afforded to Borrower for a Default of Paragraphs 15(a), (b), (d) (e) or (f) of the Mortgage;

          (c)  Should any representation or warranty made by Borrower herein or in any of the other Loan Documents or the Environmental Indemnification Agreement be false or misleading in any material respect on the date as of which made (or deemed made); and

          (d)  Should Borrower be terminated, liquidated, dissolved or otherwise cease to exist.

        Section 6.02    Remedies.    Upon the occurrence of an Event of Default, Lender may, in its discretion, exercise one or more of the following remedies:

          (a)  Accelerate the maturity of the Obligations and declare the entire unpaid principal balance of, and any unpaid interest then accrued on, the Note, together with any Prepayment Premium, without demand or notice of any kind to Borrower or any other Person, to be immediately due and payable.

          (b)  Take all, any or any combination of the actions Lender may take under any of the other Loan Documents or the Environmental Indemnification Agreement upon the occurrence of a default or an event of default thereunder, notwithstanding the fact that the event that is an Event of Default hereunder may not constitute a default or an event of default under any such other Loan Document or the Environmental Indemnification Agreement, including, without limitation acceleration of the Obligations evidenced by the Note and foreclosure and sale of the Land and the Improvements under the Security Instruments.

          (c)  Perform, or cause to be performed, any obligation, covenant or agreement that Borrower has failed to perform or comply with, and in such event all costs and expenses incurred by Lender in performing any such obligation, covenant or agreement shall be added to the Obligations and shall be secured by the Security Instruments, and shall bear interest at the Default Rate (as defined in the Note) from the date paid or incurred by Lender, and the interest thereon shall also be added to and become a part of the Obligations and shall be secured by the Security Instruments.

          (d)  Continue to act, with respect to Borrower and the Loan, as if no Event of Default had occurred, which continuance shall not be or be construed as a waiver of Lender's rights; and assert the Event of Default and take any action provided for herein at any time after the occurrence and during the existence of the Event of Default.

          (e)  Proceed as authorized by law to obtain payment of the Loan.

          (f)    Take all, any, or any combination of the actions Lender may take under applicable law or equity subject to the limitations on liability of Borrower contained herein and in the Note and the Security Instruments.

No failure or delay on the part of Lender to exercise any right or remedy hereunder or under the Loan Documents or the Environmental Indemnification Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any further exercise thereof or the exercise of any further right or remedy hereunder or under the Loan Documents or the Environmental Indemnification Agreement. No exercise by Lender of any remedy under the other Loan Documents or the Environmental Indemnification Agreement shall operate as a limitation on any rights or remedies of Lender under this Agreement, except to the extent of moneys actually received by Lender under the other Loan Documents or the Environmental Indemnification Agreement.

        Section 6.03    Costs and Expenses.    All costs and expenses incurred by Lender in connection with any of the actions authorized in this Article, after an Event of Default, including without limitation attorneys' fees, shall be and constitute a portion of the Loan, secured in the same manner and to the same extent as the Loan, even though such costs and expenses may cause the amount of the Loan to exceed the face amount of the Note. Whenever than terms of this Agreement require Borrower to pay attorneys' fees of Lender, such obligation shall extend only to reasonable attorneys' fees, without regard to statutory interpretations, actually incurred at normal hourly rates.

        Section 6.04    Remedies Cumulative.    The foregoing remedies are cumulative of, and in addition to, and not restrictive or in lieu of, the other remedies provided for herein and the remedies provided for or allowed by the other Loan Documents or the Environmental Indemnification Agreement, or provided for or allowed by law, or in equity.

ARTICLE VII

MISCELLANEOUS

        Section 7.01    Notices.

  (a)
  All notices, demands, requests, and other communications desired or required to be given hereunder ("Notices"), shall be in writing and shall be given by: (i) hand delivery to the address for Notices; (ii) delivery by overnight courier service to the address for Notices; or (iii) sending the same by United States mail, postage prepaid, certified mail, return receipt requested, addressed to the address for Notices.

  (b)
  All Notices shall be deemed given and effective upon the earlier to occur of (i) the hand delivery of such Notice to the address for Notices; (ii) one business day after the deposit of such Notice with an overnight courier service by the time deadline for next day delivery addressed to the address for Notices; or (iii) three business days after depositing the Notice in the United States mail as set forth in (a)(iii) above. All Notices shall be addressed to the following addresses:

Borrower:	Great Lakes REIT, L.P. c/o Great Lakes REIT 823 Commerce Drive Suite 300 Oak Brook, Illinois 60523 Attention: Chief Financial Officer
With a copy to:	Holland & Knight LLC 500 West Madison 40th Floor Chicago, Illinois 60661-2511 Attention: Francis L. Keldermans, Esq.
Lender:
Equitable Life Insurance Company of Iowa, and
Security Life of Denver Insurance Company
c/o ING Investment Management LLC
5780 Powers Ferry Road, NW, Suite 300
Atlanta, Georgia 30327-4349
Attention: Mortgage Loan Servicing Department
and to:	ING Investment Management at LLC 5780 Powers Ferry Road, NW, Suite 300 Atlanta, Georgia 30327-4349 Attention: Real Estate Law Department
With a copy to:	Powell, Goldstein, Frazer & Murphy, LLP 191 Peachtree Street, 16th Floor Atlanta, Georgia 30303 Attention: John R. Parks, Esq.

or to such other persons or at such other place as any party hereto may by Notice designate as a place for service of Notice; provided, however, that the "copy to" Notice to be given as set forth above is a courtesy copy only; and a Notice given to such person is not sufficient to effect giving a Notice to the principal party, nor does a failure to give such a courtesy copy of a Notice constitute a failure to give Notice to the principal party.

        Section 7.02    No Waiver; Remedies Cumulative.    No failure or delay on the part of Lender in exercising any right or remedy hereunder and no course of dealing between Borrower and Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or under the Note preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Lender would otherwise have. No notice to or demand on Borrower not required hereunder or under any other Loan Document in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.

        Section 7.03    Successors and Assigns; Sale of Interest.    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective legal representatives, successors and permitted assigns of the parties hereto; provided that Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Lender, other than to the extent expressly permitted by the Security Instruments. Lender may sell or assign all or any part of Lender's rights, title or interests hereunder and under the other Loan Documents or the Environmental

Indemnification Agreement without the prior written consent of Borrower; provided, however that any such assignment shall not increase any of the obligations of Borrower under the Loan Documents or the Environmental Indemnification Agreement. In that event, such successor or assignee shall be entitled to all of the rights of Lender under the Loan Documents or the Environmental Indemnification Agreement.

        Section 7.04    Modification.    This Agreement shall not be modified or amended in any respect except by a written agreement executed by the parties in the same manner as this Agreement is executed.

        Section 7.05    Time of Essence.    Time is of the essence of this Agreement and each of the other Loan Documents and the Environmental Indemnification Agreement.

        Section 7.06    Governing Law.    This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Illinois, without regard to principles of conflicts of laws thereof.

        Section 7.07    Counterparts.    This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

        Section 7.08    Effectiveness; Survival.

  (a)
  This Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and Lender shall have received the same.

  (b)
  All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, the other Loan Documents, the Environmental Indemnification Agreement, and such other agreements and documents, the making of the Loan hereunder and the execution and delivery of the Note, and shall terminate at such time as the Obligations have been paid and satisfied in full; provided, however, that the Environmental Indemnification Agreement shall remain in full force and effect in accordance with the terms thereof notwithstanding any payment and dissatisfaction of the Obligations.

        Section 7.09    Severability.    In case any provision in or Obligation under this Agreement or the other Loan Documents or the Environmental Indemnification Agreement shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

        Section 7.10    Independence of Covenants.    All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

        Section 7.11    Headings Descriptive.    The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

        Section 7.12    Termination of Agreement.    At such time as all Obligations have been paid and satisfied in full, this Agreement shall terminate; provided however, that any and all indemnity obligations of Borrower to Lender arising hereunder or under any of the other Loan Documents, which are expressly stated to survive satisfaction of the Obligations shall survive the termination of this

Agreement or such other Loan Documents, and provided further that all indemnity obligations under the Environmental Indemnification Agreement shall survive such payment and satisfaction of the Obligations as set forth in the Environmental Indemnification Agreement.

        Section 7.13    Entire Agreement.    This Agreement and the other Loan Documents and the Environmental Indemnification Agreement constitute the entire agreement between Borrower and Lender with respect to the Loan, the other Obligations and the Collateral and supersede all prior agreements, representations and understandings related to such subject matters.

        Section 7.14    Jury Trial Waiver; Consent to Forum.

  (a)
  TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE ENVIRONMENTAL INDEMNIFICATION AGREEMENTS OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

  (b)
  BORROWER ALSO AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE ENVIRONMENTAL INDEMNIFICATION AGREEMENTS OR TO ENFORCE ANY JUDGMENT OBTAINED AGAINST BORROWER IN CONNECTION WITH THIS AGREEMENT OR SUCH OTHER LOAN DOCUMENT, MAY BE BROUGHT BY LENDER IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF THE STATE IN WHICH LENDER'S ADDRESS SHOWN ABOVE IS LOCATED, OR IN ANY ONE OR MORE OTHER STATE OR FEDERAL COURTS SITTING IN ANY COUNTY AND STATE IN WHICH ANY OF THE PROPERTY IS LOCATED. BORROWER IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE AFORESAID STATE AND FEDERAL COURTS, AND IRREVOCABLY WAIVES ANY PRESENT OR FUTURE OBJECTION TO VENUE IN ANY SUCH COURT, AND ANY PRESENT OR FUTURE CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM, IN CONNECTION WITH ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE ENVIRONMENTAL INDEMNIFICATION AGREEMENTS.

        Section 7.15    Exculpation.    The liability of Borrower to pay the Indebtedness (as defined in the Mortgage) or perform any obligation under this Agreement or the other Loan Documents is limited to the extent set forth in the Note.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered on their behalf as of the date first above stated.

GREAT LAKES REIT, L.P., a Delaware limited partnership
By:	Great Lakes REIT, a Maryland real estate investment trust, its general partner
	By:	/s/ James Hicks James Hicks, Treasurer

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PRECEDING PAGE]

LENDER:
SECURITY LIFE OF DENVER INSURANCE COMPANY, a Colorado corporation
By:	ING Investment Management, LLC, as Authorized Agent
By:
Name:
Title:
EQUITABLE LIFE INSURANCE COMPANY OF IOWA, an Iowa corporation
By:
Name:
Title:

EXHIBIT "A"

SCHEDULE OF BORROWER'S ORGANIZATIONAL DOCUMENTS

Borrower	Date of Certificate of Limited Partnership	Date of Limited Partnership Agreement (and amendments)
Great Lakes REIT, L.P.	September 27, 1996; Amended and Restated—November 21, 1996; Amendment—October 27, 1998	September 27, 1996;
Amended and Restated—December 19, 1996;
First Amendment—February 6, 1997;
Second Amendment—February 10, 1997;
Addendum—February 10, 1997;
Third Amendment—May 22, 1998;
Assignment and Assumption of General Partner Interest—July 27, 1998; and
Fourth Amendment—December 23, 1998

SCHEDULE I

[LIST OF PROPERTIES]

(19)
191 Waukegan Building, 191 Waukegan Road, Northfield, Illinois

(20)
823 Commerce Building, 823 Commerce Drive, Oak Brook, Illinois

(21)
Arlington Business Center, 3455 and 3550 Salt Creek Lane, Arlington Heights, Illinois

(22)
Bannockburn Corporate Center, 3000 Lakeside Drive, Bannockburn, Illinois

(23)
Centennial Center, 1900 East Golf Road, Schaumburg, Illinois

(24)
Highpoint Business Center, 165, 175, and 185 Hansen Court, Wood Dale, Illinois

(25)
Kensington Corporate Center, 1660 Feehanville Drive, Mount Prospect, Illinois

(26)
Lisle Office Center, 3030 Warrenville Road, Lisle, Illinois

(27)
One Century Centre, 1750 East Golf Road, Schaumburg, Illinois

(28)
1111 Touhy Building, 1111 Touhy Avenue, Des Plaines, Illinois

(29)
Brookfield Lakes Corporate Center, 150, 175 and 250 Patrick Boulevard, Brookfield, Wisconsin

(30)
Corporate Woods, 375 Bishop's Way, Brookfield, Wisconsin

(31)
One Riverwood Place, N17 W24222 Riverwood Drive, Pewaukee, Wisconsin

(32)
Two Riverwood Place, N19 W24133 North Riverwood Drive, Pewaukee, Wisconsin

(33)
777 Eisenhower Building, 777 Eisenhower Parkway, Ann Arbor, Michigan

(34)
Tri-Atria Center, 32255 Northwestern Highway, Farmington Hills, Michigan

(35)
Court International, 2550 University Avenue, St. Paul, Minnesota

(36)
Princeton Hill Corporate Center, 30 Merchant Street, Springdale, Ohio

QuickLinks

LOAN AGREEMENT